Exhibit 10.30

FORM OF FIRST AMENDMENT TO RESTRICTED STOCK AGREEMENT

This Form of First Amendment to Restricted Stock Agreement (the “Amendment”) is made effective as of May 8, 2009, by and between Marchex, Inc., a Delaware corporation (the “Company”), and                      (“Participant”), in order to amend the Restricted Stock Agreement entered into between the Company and Participant effective as of January 1, 2007 (the “Restricted Stock Agreement”).

WHEREAS, the parties desire to enter into this Amendment to otherwise bring the provisions of the Restricted Stock Agreement into documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations issued thereunder (“Section 409A”).

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Participant hereby agree as follows:

1. Section 7 of the Restricted Stock Agreement shall be amended and restated in its entirety to read as follows:

7. Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the date on which any Restricted Stock shall have become vested or upon the filing of an election under Section 83(b) as provided below, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; and (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested or other withholding taxes that are required by law, including that the Company may, but shall not be required to, sell a number of Shares sufficient to cover applicable withholding taxes. Subject to the Participant’s compliance with the Company’s policy on Insider Trading (as in effect from time to time), the Participant may elect to pay the Company his or her obligations for the payment of such taxes through a special sale and remittance procedure commonly referred to as a “cashless exercise” or “sell to cover” transaction pursuant to which the Participant shall concurrently provide irrevocable written instructions: (i) to the Company’s designated stock plan administrator to effect the immediate sale of a sufficient number of the Shares acquired upon the vesting of the Shares to enable the Company’s designated stock plan administrator to remit, out of the sales proceeds available upon the settlement date, sufficient funds to the Company to cover all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such vesting and/or sale; and (ii) to the Company to deliver any certificate(s) or other evidence of ownership for such sold Shares directly to the Company’s designated stock plan administrator in order to complete the sale transaction. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

2. Section 9 of the Restricted Stock Agreement is amended by adding at the end thereof the following:

The Company shall pay the Gross-Up Payment to Participant no later than the last day of Participant’s taxable year following the taxable year in which Participant remits the Excise Tax.

3. Section 17 of the Restricted Stock Agreement is amended by adding at the end thereof the following:

Except as otherwise permitted by Section 409A, any reimbursement to which Participant is entitled pursuant to this Section 17 shall (a) be paid no later than the last day of Participant’s taxable year following the taxable year in which the expense was incurred, (b) not be affected by the amount of expenses eligible for reimbursement in any other taxable year, and (c) not be subject to liquidation or exchange for another benefit.

4. A new Section 22 is added to the Restricted Stock Agreement to read as follows:

22. Compliance with Section 409A. The Company intends that income provided to Participant pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Participant pursuant to this Agreement. In any event, except for the responsibility of the Company to withhold applicable income and employment taxes from compensation paid or provided to Participant, the Company shall not be responsible for the payment of any applicable taxes incurred by Participant on compensation paid or provided to Participant pursuant to this Agreement.

5. Except as set forth herein, all other terms and conditions of the Restricted Stock Agreement will remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as a sealed instrument as of the day and year first above written.

COMPANY:

MARCHEX, INC.

By:
Name:
Title:

PARTICIPANT:

Name:
Address:

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